Exhibit 99.3

State of Delaware Secretary of State Division of Corporations Delivered 09:10 AM 08/22/2014 FILED 09:06 AM 08/22/2014 SRV 141099187 – 3925963 FILE

Certificate of Amendment
of
Certificate of Incorporation
of
Drinks Americas Holdings, Ltd.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Drinks Americas Holdings, Ltd., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.              The Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE FOURTH, so that, as amended, said ARTICLE FOURTH shall be and read as follows:

“FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Billion One Million (5,001,000,000) shares, consisting of Five Billion (5,000,000,000) shares of common stock, $.001 par value per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, $.001 par value per share (“Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.”

2.              The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 22nd day of August, 2014

/s/ Timothy Owens
Timothy Owens
Chief Executive Officer